Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Financial Statements”, “Independent Registered Public Accounting Firm” and “Disclosure of Portfolio Holdings” in the Statement of Additional Information and to the incorporation by reference of our report dated June 26, 2015 on the financial statements and financial highlights of the Mirae Asset Discovery Funds, in Post-Effective Amendment Number 40 to the Registration Statement (Form N-1A, No. 333-166018), included in the Annual Report for the year ended April 30, 2015, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

New York, New York

August 28, 2015